Conformed Copy


                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement"), dated as of May 21, 2003, is between AMGEN INC., a Delaware corporation ("Buyer"), and ZKB PHARMA VISION AG, a Swiss corporation ("Seller").

                                    RECITALS

            A. WHEREAS, Seller is the record and beneficial owner of 8,280,000 shares and the beneficial owner of an additional 3,078,238 shares (together, the "Seller Shares") of the issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Tularik Inc., a Delaware corporation (the "Company").

            B. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 9,000,000 of the Seller Shares (the "Shares"), pursuant to the terms and conditions set forth in this Agreement.

            C. WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Buyer shall own all of the Shares free and clear of all rights or adverse claims or contingencies.

            NOW, THEREFORE, in consideration of the premises and the promises, covenants and obligations of the parties contained herein, and intending to be bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1
                                Purchase and Sale

            1.1 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell, assign, transfer and deliver to Buyer Six Million (6,000,000) of the Shares (the "First Shares") at the First Closing (as defined in Section 1.4 below) and Three Million (3,000,000) of the Shares (the "Second Shares") at the Second Closing (as defined in Section 1.5 below). Seller shall cause the delivery of the First Shares at the First Closing and of the Second Shares at the Second Closing to be effected through electronic transfer (free through The Depository Trust Company) to the brokerage account(s) designated in writing by Buyer to Seller not less than two (2) business days prior to the applicable Closing (as defined in Section 1.5). Seller agrees and warrants that the respective Shares, when sold, shall be transferred to Buyer without legend and shall be free and clear of any security interest, pledge, mortgage, lien, tax, proxy, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), restriction on the resale, use, voting, receipt of income or other exercise of any attributes of ownership (other than any U.S. securities laws restrictions on transfer due to Buyer being an "affiliate", as such term is defined in Rule 501 of the Securities Act of 1933, as amended (the "Securities Act"), of the Company), defect of title, or other encumbrance of any kind or character or other rights of any kind whatsoever entitling any Person (as defined in Section 10.12 hereof) to purchase or acquire an interest in any of the transferred Shares or restricting their transfer in accordance with this Agreement (collectively, "Encumbrances").

            1.2 Purchase Price. The purchase price for the First Shares shall be Forty-Five Million Dollars (US $45,000,000.00) (the "First Purchase Price") and shall be paid at the First Closing by wire transfer of immediately available funds to Seller's account designated in writing by Seller to Buyer not less than two (2) business days prior to the First Closing. The purchase price for the Second Shares shall be Twenty-Two Million Five Hundred Thousand Dollars (US $22,500,000.00) (the "Second Purchase Price") and shall be paid at the Second Closing by wire transfer of immediately available funds to Seller's account designated in writing by Seller to Buyer not less than two (2) business days prior to the Second Closing.

            1.3 Registration Rights. Seller hereby assigns to Buyer, effective as of the First Closing with respect to the First Shares and as of the Second Closing with respect to the Second Shares, all rights and interests of Seller in, to and under the Amended and Restated Registration Rights Agreement dated August 15, 1999 by and among the Company, Seller and the other parties thereto (the "Registration Rights Agreement") with respect to the First Shares and the Second Shares, respectively, including Seller's rights transferable under
Section 11 of the Registration Rights Agreement with respect to such Shares. Seller agrees that to the extent that Seller has rights to require the Company to register any of the Seller Shares for resale under U.S. securities laws, such rights shall first attach to the First Shares and shall be assigned to Buyer at the First Closing and, to the extent Seller's rights apply to a greater number of Seller Shares than the number of First Shares, the remaining rights shall attach to the Second Shares and shall be assigned to Buyer at the Second Closing and, to the extent Seller's rights apply to a greater number of Seller Shares than the Shares, any remaining rights shall attach to Seller Shares other than the Shares and be retained by Seller.

            1.4 First Closing. The consummation of the purchase and sale of the First Shares as contemplated in this Agreement (the "First Closing") and the delivery of all documents contemplated to be delivered at the First Closing shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on the date on which all conditions to the obligations of the parties to consummate the transactions hereunder regarding the First Shares shall have been satisfied and/or waived, or such other place or later time as Buyer and Seller shall agree. For tax and accounting purposes, the First Closing shall be deemed to have occurred at 12:01 a.m., Los Angeles, California time on the date on which the First Closing occurs.

            1.5 Second Closing. The consummation of the purchase and sale of the Second Shares as contemplated in this Agreement (the "Second Closing") and the delivery of all documents contemplated to be delivered at the Second Closing shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on the date on which all conditions to the obligations of the parties to consummate the transactions hereunder regarding the Second Shares shall have been satisfied and/or waived, or such other place or later time as Buyer and Seller shall agree. For tax and accounting purposes, the Second Closing shall be deemed to have occurred at 12:01 a.m., Los Angeles, California time on the date on which the Second Closing occurs. Each of the First Closing and the Second Closing may be referred to herein as a "Closing".

                                   ARTICLE 2
                    Representations and Warranties of Seller

            Seller represents and warrants to Buyer as of the date hereof and as of the date of each Closing as follows:

            2.1 Organization, Standing, Powers and Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Seller has full legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any document contemplated to be delivered hereby. The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Seller, and no approval of the stockholders of Seller is required in connection therewith. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

            2.2 Compliance with Laws; Legal Consents. All consents, approvals, authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Seller in order to permit the consummation of the transactions contemplated hereby and which are necessary for the execution and delivery by Seller of this Agreement have been, or prior to the Closing for which such consent, approval, authorization or requirement is necessary, will be, obtained and satisfied.

            2.3 Title to Stock. As of the date hereof, Seller is, and at the First Closing Seller will be, the record and beneficial owner of 8,280,000 of the Shares and the beneficial owner of 720,000 of the Shares, in each case free and clear of all Encumbrances. At the Second Closing, Seller will be the record and beneficial owner of 2,280,000 of the Second Shares and the beneficial owner of 720,000 of the Second Shares, in each case free and clear of all Encumbrances. The delivery to Buyer of the First Shares at the First Closing and the Second Shares at the Second Closing pursuant to the provisions of this Agreement will transfer to Buyer ownership thereof, free and clear of all Encumbrances. Assuming (i) Buyer purchases the Shares to be purchased on each Closing Date from Seller and makes payment therefor as provided herein, (ii) Buyer has not created any adverse claim (within the meaning of Section 8-105 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "UCC")) or permitted to exist any adverse claim applicable to it, solely as a result of its actions (other than solely by virtue of consummation of the transactions contemplated herein) or business, in each case, with respect to such Shares and (iii) Buyer has such Shares credited to its securities account maintained with a securities intermediary (within the meaning of Section 8-102(a)(14)), Buyer will have acquired a securities entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Shares, and no action based on an adverse claim may be asserted against Buyer with respect to such security entitlement.

            2.4 No Conflict. The execution and delivery of this Agreement by Seller, the fulfillment of Seller's obligations and undertakings hereunder and the consummation by Seller of the transactions contemplated hereby does not and will not violate or conflict with any provision of (i) any applicable law, ordinance, rule or regulation of any governmental body, (ii) the charter, bylaws or similar operative documents of Seller, or (iii) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority, except in each such case for any such violation or conflict that has no material adverse effect on the consummation by Seller of the transactions contemplated hereby.

            2.5 Securities Law Compliance.

                (a) The Shares will be transferred to Buyer in transactions duly registered under the Securities Act, pursuant to that certain Registration Statement on Form S-3 (Registration No. 333-102637) (the "Registration Statement") originally filed by the Company with the Securities and Exchange Commission (the "Commission") on January 22, 2003. The Registration Statement has been declared effective under the Securities Act and, to Seller's knowledge, the Registration Statement is not proposed to be amended, no order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the actual knowledge of Seller, contemplated by the Commission.

                (b) Seller has delivered to Buyer the prospectus included in the Registration Statement as filed with the Commission pursuant to Rule 424(b)(3) of the Securities Act on April 24, 2003 (the "Prospectus") and each other form of prospectus and any amendments thereto relating to the Shares subsequently filed with the Commission.

                (c) The sale of the Shares pursuant hereto is not prompted by any material information concerning the Company or any of its subsidiaries which is not set forth in the Prospectus (except information provided to Seller by Buyer in connection with the negotiation of this Agreement).

            2.6 Sophisticated Seller. Seller has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

            2.7 Registration Rights. Except to the extent transferred to Buyer under this Agreement, Seller has rights under the Registration Rights Agreement to require the Company to register up to 8,280,000 of the Seller Shares for resale under the U.S. securities laws, and Seller has not exercised any such rights under the Registration Rights Agreement and no such rights have been terminated, except that Seller has exercised one such right under Section 4 of the Registration Rights Agreement. Seller does not have any rights relating to the registration of all or any portion of the Shares under the U.S. securities laws, other than its rights under the Registration Rights Agreement.

            2.8 Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees in connection with any of the transactions contemplated by this Agreement from (i) Buyer or (ii) any (a) Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Buyer; or (b) trust or estate in which Buyer beneficially holds greater than 20% of the interests or as to which Buyer serves as a trustee or in another fiduciary capacity (the foregoing (a) and (b) being referred to herein as a "Buyer's Affiliate").

                                   ARTICLE 3
                     Representations and Warranties of Buyer

            Buyer represents and warrants to Seller as of the date hereof and as of the date of each Closing:

            3.1 Organization, Standing, Powers and Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any document contemplated to be delivered hereby. The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            3.2 Compliance with Laws; Legal Consents. All consents, approvals, authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer in order to permit the consummation of the transactions contemplated hereby and which are necessary for the execution and delivery by Buyer of this Agreement, have been, or prior to the Closing for which such consent, approval, authorization or requirement is necessary will be, obtained and satisfied.

            3.3 No Conflict. The execution and delivery of this Agreement by Buyer, the fulfillment of Buyer's obligations and undertakings hereunder and the consummation by Buyer of the transactions contemplated hereby does not and will not violate or conflict with any provision of (i) any applicable law, ordinance, rule or regulation of any governmental body, (ii) the certificate of incorporation (as amended) or bylaws (as amended) of Buyer, or (iii) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority, except in each such case for any such violation or conflict that has no material adverse effect on the consummation by Buyer of the transactions contemplated hereby.

            3.4 Receipt of Prospectus. Buyer has received a copy of the Prospectus from Seller.

            3.5 Sophisticated Buyer. Buyer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

            3.6 Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees in connection with any of the transactions contemplated by this Agreement from (i) Seller or (ii) any (a) Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Seller; or (b) trust or estate in which Seller beneficially holds greater than 20% of the interests or as to which Seller serves as a trustee or in another fiduciary capacity (the foregoing (a) and (b) being referred to herein as a "Seller's Affiliate").

                                   ARTICLE 4
                               Covenants of Seller

            Seller covenants and agrees with Buyer that from and after the date hereof:

            4.1 Consents. Seller shall use its reasonable best efforts to procure, in a timely manner upon reasonable terms and conditions, all consents and approvals, complete all filings, registrations and certificates, and satisfy all other requirements prescribed by law, which are necessary to consummate the transactions contemplated in this Agreement.

            4.2 Cooperation. Seller shall cooperate fully, completely and promptly with Buyer in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

            4.3 Representations and Warranties. Seller shall not cause or permit any of its representations and warranties made in this Agreement to be untrue or incomplete in any material respect on the date of each Closing.

            4.4 Further Assurances. Seller agrees to use its reasonable best efforts to take, or cause to be taken, any appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate and make effective the sale and assignment of the Shares contemplated by this Agreement as promptly as practicable after the date hereof.

                                   ARTICLE 5
                               Covenants of Buyer

            Buyer covenants and agrees with Seller that from and after the date hereof:

            5.1 Consents. Buyer shall use its reasonable best efforts to procure, in a timely manner upon reasonable terms and conditions, all consents and approvals, complete all filings, registrations and certificates, and satisfy all other requirements prescribed by law, which are necessary to consummate the transactions contemplated in this Agreement.

            5.2 Cooperation. Buyer shall cooperate fully, completely and promptly with Seller in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

            5.3 Representations and Warranties. Buyer will not cause or permit any of its representations and warranties made in this Agreement to be untrue or incomplete in any material respect on the date of each Closing.

            5.4 Further Assurances. Buyer agrees to use its reasonable best efforts to take, or cause to be taken, any appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate and make effective the sale and assignment of the Shares contemplated by this Agreement as promptly as practicable after the date hereof.

                                   ARTICLE 6
                       Conditions to Obligations of Buyer

            The obligations of Buyer to consummate the transactions to be completed at each Closing under this Agreement shall be subject to the satisfaction of each of the following conditions at or before the applicable Closing, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable law:

            6.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained herein shall be true and correct, in all material respects, as of the date of such Closing and Seller shall have performed and complied, in all material respects, with all covenants and obligations required by this Agreement to be performed or complied with by it prior to the date of such Closing. Buyer shall have received a certificate signed by an executive officer of Seller to that effect dated as of such Closing.

            6.2 Statutory Requirements. All statutory requirements for the valid consummation by Buyer of the transactions contemplated in this Agreement to be consummated at such Closing shall have been fulfilled, and all authorizations, consents and approvals of all U.S. federal, state and local and non-U.S. governmental agencies and authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated by this Agreement to be consummated at such Closing shall have been obtained, it being understood that as of the date of this Agreement, the only material consent of a governmental agency or authority required for the consummation by Buyer of the transactions contemplated by this Agreement of which Buyer is aware is the receipt of clearance under, or termination of the waiting period imposed by, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") as a condition to the Second Closing.

            6.3 Delivery of Shares. At the First Closing, Buyer shall have received written confirmation, in a form reasonably satisfactory to Buyer, of the execution of the transfer of the First Shares to Buyer's designated brokerage account(s). At the Second Closing, Buyer shall have received written confirmation, in a form reasonably satisfactory to Buyer, of the execution of the transfer of the Second Shares to Buyer's designated brokerage account(s).

            6.4 Delivery of Legal Opinion. Buyer shall have received an opinion (that is reasonably satisfactory to Buyer) of outside counsel to Seller (who is reasonably satisfactory to Buyer), dated as of the date of the applicable Closing, substantially to the effect that, on the basis of the facts and assumptions set forth in the opinion, such counsel is opining as to the items described in Exhibit "A".

            6.5 Delivery of Consent. At the First Closing, Seller shall deliver to the Buyer a copy of the written consent, attached hereto as Exhibit "B", or such other similar form of written consent as is reasonably satisfactory to Buyer, signed by the Company.

            6.6 Delivery of Tax Certification. At or before each Closing, Seller shall deliver, or cause the Company to deliver, to Buyer a certification properly executed by the Company in accordance with U.S. Treasury Regulations
Section 1.897-2(h)(1), dated not more than 30 days prior to the date of such Closing, to the effect that the shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue Code of 1986, as amended, for purposes of establishing an exemption from withholding under U.S. Treasury Regulations Section 1.1445-2(c)(3). At each Closing, Seller shall also provide, or cause the Company to provide, to Buyer evidence that the Company has complied with any notice requirement pursuant to U.S. Treasury Regulations Section 1.897-2(h)(2).

            6.7 Other Documents. Seller shall have executed and delivered all other documents necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement to be consummated at such Closing.

                                   ARTICLE 7
                       Conditions to Obligations of Seller

            The obligations of Seller to consummate the transactions to be completed at each Closing under this Agreement shall be subject to the satisfaction of each of the following conditions at or before the applicable Closing, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable law:

            7.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained herein shall be true and correct, in all material respects, as of the date of such Closing and Buyer shall have performed and complied, in all material respects, with all covenants and obligations required by this Agreement to be performed or complied with by it prior to the date of such Closing. Seller shall have received a certificate signed by an executive officer of Buyer to that effect dated as of such Closing.

            7.2 Statutory Requirements. All statutory requirements for the valid consummation by Seller of the transactions contemplated in this Agreement to be consummated at such Closing shall have been fulfilled, and all authorizations, consents and approvals of all U.S. federal, state and local and non-U.S. governmental agencies and authorities required to be obtained in order to permit the consummation by Seller of the transactions contemplated by this Agreement to be consummated at such Closing shall have been obtained, it being understood that as of the date of this Agreement the only material consent of a governmental agency or authority required for the consummation by Seller of the transactions contemplated by this Agreement of which Seller is aware is the receipt of clearance under, or termination of the waiting period imposed by, the HSR Act as a condition to the Second Closing.

            7.3 Delivery of Purchase Price. At the First Closing, Seller shall have received confirmation, in a form reasonably satisfactory to Seller, of the execution of the wire transfer of the First Purchase Price to Seller's designated account. At the Second Closing, Seller shall have received confirmation, in a form reasonably satisfactory to Seller, of the execution of the wire transfer of the Second Purchase Price to Seller's designated account.

            7.4 Other Documents. Buyer shall have executed and delivered all other documents necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement to be consummated at such Closing.

                                    ARTICLE 8
                                   Termination

            8.1 Termination. This Agreement may be terminated (i) at any time prior to the Second Closing by (A) the mutual written consent of Buyer and Seller, (B) either party upon ten (10) days prior written notice in the event of a material breach of this Agreement by the other party or (C) either party in the event a condition to that party's obligation to close has not been satisfied or waived on or before August 31, 2003 or (ii) after the First Closing and at any time prior to the Second Closing by (A) Buyer at any time following the conclusion of the initial thirty day waiting period triggered by the filing of Notification and Report Forms under the HSR Act, provided that clearance of, or termination of the waiting period with respect to, the transactions contemplated by this Agreement (the "HSR Approval") from the U.S. Federal Trade Commission ("FTC") or Antitrust Division of the U.S. Department of Justice ("DOJ") under the HSR Act has not been obtained or (B) either party in the event the FTC or DOJ seeks formally, through administrative or judicial complaint, to enjoin the transactions contemplated under this Agreement. Any termination of this Agreement shall have the effect set forth in Section 8.2 and Section 8.3 below, provided that in no event shall the consummation of the transactions at the First Closing be rescinded if such termination occurs following the date of the First Closing.

            8.2 Effect of Termination for Timing Reasons. In the event that this Agreement is terminated pursuant to subclause (ii) of Section 8.1, or pursuant to subclause (i)(C) of Section 8.1 as a result of the HSR Approval not being obtained, the following provisions shall apply:

                (a) There shall be established a "Reimbursement Period" beginning on the date this Agreement is terminated and ending on the earlier of
(i) that date which is the same number of days after the date of such termination as the number of days between the date on which the waiting period under the HSR Act commenced for the transactions contemplated by this Agreement and the date of such termination and (ii) a date, if any, on which Seller has sold at least 3,000,000 shares of Common Stock following the date of such termination.

                (b) During the Reimbursement Period (i) Seller shall be permitted to sell all or any portion of the Second Shares for cash to one or more third parties that are not a Seller's Affiliate in a bona fide transaction or series of bona fide transactions for value determined on an arm's length basis (the number of Second Shares sold in such transactions during the Reimbursement Period being referred to as the "Sold Shares" and the amount of consideration paid to Seller for such Sold Shares in such transactions being referred to as the "Sold Share Consideration"); (ii) to the extent Seller sells any of the Sold Shares, Seller shall use its reasonable best efforts to maximize the Sold Share Consideration; and (iii) to the extent that Seller has satisfied its obligation set forth in the foregoing (ii), Buyer shall be obligated to reimburse Seller for the Reimbursement Amount (as defined in Section 8.2(c)), if any.

                (c) The "Reimbursement Amount" shall be determined by multiplying (A) 0.5 by (B) the number of Sold Shares and multiplying the resulting number by (C) the lesser of (x) $1.50 and (y) the difference between
(1) $7.50 and (2) the Average Sold Share Stock Price, provided that if the Average Sold Share Stock Price is equal to or greater than $7.50, the Reimbursement Amount shall be zero. For purposes of calculating the Reimbursement Amount, the "Average Sold Share Stock Price" shall be determined by dividing the total Sold Share Consideration by the number of Sold Shares.

                (d) Within fifteen days following the end of the Reimbursement Period, Seller shall provide Buyer with written notice (the "Reimbursement Notice") of (i) the number of Sold Shares sold by Seller during the Reimbursement Period, (ii) a schedule detailing the determination of the Sold Share Consideration, a calculation of the Reimbursement Amount, if any, and
(iii) wiring instructions for an account to which Buyer shall be instructed to pay the Reimbursement Amount, if any. Such notice shall be accompanied by documentation and evidence reasonably satisfactory to Buyer supporting the calculations in such notice. In the event Seller shall fail to provide the Reimbursement Notice within such fifteen day period, the Reimbursement Amount shall be deemed to be zero. Within ten days of its receipt of the Reimbursement Notice, Buyer shall pay the Reimbursement Amount to Seller by wire transfer of immediately available funds to Seller's account designated in the Reimbursement Notice.

                (e) Following the end of the Reimbursement Period, Seller shall be permitted dispose of the Second Shares in any manner it desires and Buyer shall be under no obligation to provide any reimbursement with respect to such shares.

            8.3 Effect of Termination for Other Reasons. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Section 8.2 and Section 10.8, each of which shall continue in full force and effect) shall terminate without further liability or obligation of either party to the other party hereunder; provided that, no party shall be released from liability accrued hereunder prior to the date of termination.

                                   ARTICLE 9
     Survival of Representations, Warranties and Covenants; Indemnification

            9.1 Survival. Each of the parties' representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing for the full applicable statute of limitations.

            9.2 Indemnity by Seller. Seller shall indemnify and hold Buyer harmless from and against, and shall pay to Buyer the full amount of, any actual loss, claim, damage, liability or expense (including reasonable attorneys' fees) (hereafter referred to as a "Claim") resulting to Buyer from any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Seller contained in this Agreement.

            9.3 Indemnity by Buyer. Buyer shall indemnify and hold Seller harmless from and against, and shall pay to Seller the full amount of, any Claim resulting to Seller from any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Buyer contained in this Agreement.

            9.4 Remedies. Upon the occurrence of any event for which Seller or Buyer is entitled to indemnification under this Agreement, such party shall have all the rights and remedies in law and in equity available to it.

                                   ARTICLE 10
                                  Miscellaneous

            10.1 Entire Agreement. This Agreement, including all amendments, schedules, annexes and attachments hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect to the subject matter hereof. No extension, change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by each party hereto.

            10.2 Benefit and Assignment. This Agreement shall bind and benefit Buyer and its successors and assigns and Seller and its successors and assigns; provided, however, that no party to this Agreement shall assign its rights or obligations hereunder to any Person, without the express written consent of the other party, except that Buyer may assign this Agreement to a Buyer's Affiliate without the consent of Seller so long as Buyer remains obligated for the satisfaction and performance of Buyer's obligations hereunder.

            10.3 Notice. All notices under this Agreement shall be given (i) by personal delivery; (ii) by facsimile transmission; or (iii) by internationally recognized overnight or other express courier services. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or courier, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next business day following delivery; and (b) if by facsimile transmission, upon confirmation of receipt (provided a duplicate hard copy is promptly delivered by one of the other foregoing means). All notices hereunder shall be sent to the respective party at its address set forth below. Either Seller or Buyer may change its address by written notice to the other party.

                  If to Seller:

                       ZKB Pharma Vision AG
                       Bahnhofstrasse 9
                       8001 Zurich
                       Switzerland
                       Attention: Bruno Schranz
                       Telephone: +41-1-292-37-92
                       Fax: +41-1-292-38-55

                       With a copy to:

                       Cleary, Gottlieb, Steen & Hamilton
                       One Liberty Plaza
                       New York, New York  10006
                       Attention: Jeffrey D. Karpf
                       Telephone: (212) 225-2864
                       Fax: (212) 225-3999

                  If to Buyer:

                       Amgen Inc.
                       One Amgen Center Drive
                       Thousand Oaks, California  91320
                       Attention: Corporate Secretary
                       Telephone: (805) 447-1000
                       Fax: (805) 499-8011

                       With a copy to:

                       Latham & Watkins
                       650 Town Center Drive
                       20th Floor
                       Costa Mesa, California  92626
                       Attention: Charles K. Ruck
                       Telephone: (714) 540-1235
                       Fax: (714) 755-8290

            10.4 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

            10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without referring to choice of law principles.

            10.6 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting within the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court,
(iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

            10.7 Severability. If any provision of this Agreement or its application shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

            10.8 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel, accountants, brokers and finders) necessary to its performance of and compliance with this Agreement. Notwithstanding the foregoing, in the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs.

            10.9 Waiver. No waiver or failure to insist upon strict compliance with any obligation, condition, representation, warranty, undertaking, covenant or agreement set forth herein shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure to strictly comply, unless such waiver is set forth expressly in writing and executed by the parties.

            10.10 No Third-Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller and Buyer and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

            10.11 Representations and Warranties. The representations and warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by any other party hereto.

            10.12 Rules of Interpretation.

                  (a) Within this Agreement (i) a reference to any individual, firm, trust, corporation, partnership, limited liability company, governmental entity or business organization (a "Person") includes such Person's permitted successors and permitted assigns; (ii) the words "include," "includes" and "including" are not limiting; (iii) references to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time and in effect at any given time; (iv) the words "hereof," "herein" and "hereunder" and words of similar import when used shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(v) the headings used in this Agreement have been inserted for convenience only, and they are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  (b) This Agreement is the result of negotiations among, and has been reviewed by, Buyer and Seller. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party by reason of authorship.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

BUYER:                                      AMGEN INC., a Delaware corporation

                                            By:      /s/ Kevin Sharer

                                            Name:    Kevin Sharer

                                            Title:   Chief Executive Officer



SELLER:                                     ZKB PHARMA VISION AG, a Swiss
                                            corporation

                                            By:      /s/ Hans F. Vogeli

                                            Name:    Hans F. Vogeli

                                            Title:   Chairman of the Board of
                                                     Directors


                                            By:      /s/ Bruno Schranz

                                            Name:    Bruno Schranz

                                            Title:   Manager

                                    Exhibit A

                            Seller's Counsel Opinion

1. Incorporation. Seller is a corporation, duly established and validly existing under the laws of Switzerland.

2. Corporate Power and Authority. Seller has all requisite corporate authority and power to enter into, execute and deliver the Stock Purchase Agreement and perform its obligations thereunder. Seller has taken all necessary action to authorize the execution and delivery of the Stock Purchase Agreement and to authorize the performance and observance of the terms and conditions of the Stock Purchase Agreement.

3. Obligation of Seller. The Stock Purchase Agreement has been duly executed and delivered by the Seller under the laws of New York and is a valid, binding and enforceable agreement of the Seller except to the extent rights to indemnity under the Stock Purchase Agreement may be limited by applicable law.

4. Transfer of Stock. Assuming that (a) The Depository Trust Company ("DTC") is a "clearing corporation" as defined in Section 8-102(a)(5) of the UCC,
     (b) Buyer acquires its interest in the Shares it has purchased without notice of any adverse claim (within the meaning of Section 8-105 of the UCC), (c) has made payment for the [First] [Second] Shares pursuant to the Stock Purchase Agreement and (d) has had such shares credited by book entry to a securities account of Buyer maintained with a "securities intermediary" (as defined in Section 8-102 of the UCC) who has an account with DTC, Buyer will have acquired a securities entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to the [First] [Second] Shares, and no action based on an adverse claim, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against Buyer with respect to such security entitlement with respect to such shares.

5. Securities Law Compliance. The offer and sale of the Shares to Buyer has been made in compliance with the plan of distribution set forth in the Prospectus.

         The opinion should be given as to items 1 and 2 above under Swiss law, as to items 3-4 above under New York law, and as to item 5 above under U.S. federal law.

                                    Exhibit B

                              Consent to Assignment

David V. Goeddel, Ph.D.
Chief Executive Officer
Tularik Inc.
Two Corporate Drive
South San Francisco, CA  9410

         Re:   Consent to Assignment

Dear Mr. Goeddel:

Reference is made to the Amended and Restated Registration Rights Agreement dated August 15, 1999 by and among Tularik Inc. (the "Company"), ZKB Pharma Vision AG (the "Seller") and the other parties thereto (the "Registration Rights Agreement") pursuant to which Seller has rights to request or require the Company to register up to 8,280,000 shares of common stock of the Company (the "Registrable Shares").

Seller is the beneficial owner of 11,358,238 shares (the "Seller Shares") of the issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company. On May 21, 2003, Seller entered into a Stock Purchase Agreement (the "Purchase Agreement") with Amgen Inc. (the "Buyer"), pursuant to which Buyer has agreed to purchase and Seller has agreed to sell 6,000,000 of the Seller Shares (the "First Shares") in one transaction (the "First Purchase") and 3,000,000 of the Seller Shares (the "Second Shares") in a second transaction (the "Second Purchase"). Under the Purchase Agreement, Seller has also agreed to assign to Buyer, (i) at the closing of the First Purchase, all of Seller's rights and interests in, to and under the Registration Rights Agreement with respect to the First Shares and (ii) at the closing of the Second Purchase, all of Seller's rights and interests in, to and under the Registration Rights Agreement with respect to the Second Shares (collectively, the "Assignment"). The First Shares and the Second Shares shall be collectively referred to as the "Shares".

By signing this letter below, the Company hereby consents to the Assignment, and any part thereof, from Seller to Buyer and acknowledges and agrees that to the extent that Seller has rights to request or require the Company to register any of the Seller Shares for resale under U.S. securities laws, such rights shall attach to the First Shares and shall be assigned to Buyer as part of the Assignment and, to the extent Seller's rights apply to a greater number of Seller Shares than the number of First Shares, the remaining rights shall attach to that number of Second Shares that, together with the First Shares, equals the aggregate Registrable Securities and shall be assigned to Buyer as part of the Assignment. In the event that Seller's rights apply to a number of Seller Shares greater than the aggregate number of Shares, any remaining rights shall attach to Seller Shares other than the Shares and be retained by Seller. Buyer shall be deemed a third party beneficiary under this letter.

                                   Sincerely,

                                            ZKB Pharma Vision AG


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

Tularik Inc.


By:
   ---------------------------------
Name:
Title: